Exhibit 10.32

ADDENDUM TO MAN FINANCIAL LIMITED TERMS OF BUSINESS

(A)	This addendum to the Man Financial Limited “Terms of Business for exchange-traded and other products” (the “Terms of Business”) sets out the additional provisions that shall apply in relation to the foreign exchange trading services provided by Man Financial Limited (“MF”) to Man Investments Finance Limited (“MIFL”) under the Terms of Business (“FX Services”).

(B)	The effective date of the terms set out in this Addendum shall be the closing date of the initial public offer of MF or an affiliate of MF (as the case may be) (“IPO”).

(C)	In the event of any inconsistency between the provisions of the Terms of Business and the provisions of this Addendum, the provisions of this Addendum shall govern the foreign exchange trading services as described herein.

ADDITIONAL TERMS - FX SERVICES

(1)	Additional obligations for FX Service provision

(a)	MF to provide execution services to MIFL in respect of spot, forward and swap foreign exchange transactions in order to service MIFL’s FX requirements, including FX requirements for dividends and share repurchases (but not including FX requirements relating to the return to Man Group plc’s shareholders of the net IPO proceeds in respect of the IPO of MF or an affiliate of MF).

(b)	MF will execute all transactions with MIFL in accordance with the Terms of Business (as the same may be amended upon agreement with MIFL) but subject to the terms of this Addendum.

(c)	MF to confirm each transaction executed with MIFL as soon as reasonably practicable by the OPICS system (where the OPICS system is used to record the relevant FX transaction). After ceasing to use the OPICS system and as part of the business relevant to the foreign exchange trading services, MF will confirm each transaction executed via SWIFT from such time as MIFL confirms to MF that it has established an appropriate SWIFT account.

(d)	MF to accept deal confirmations from MIFL as soon as reasonably practicable by the OPICS system (where the OPICS system is used to record the relevant FX transaction). After ceasing to use the OPICS system and as part of the business relevant to the foreign exchange trading services, MF will accept deal confirmations from MIFL via SWIFT from such time as MIFL confirms to MF that it has established an appropriate SWIFT account.

(e)	MF to provide best practicable price when executing transactions with MIFL. Best practicable price shall mean achieving execution of transactions at market and in accordance with standard industry practice. MF to provide reasonable explanation of the executed price (with supporting documentation if so requested by MIFL within two Business Days of the transaction having been made), where MIFL reasonably believes the executed price may not meet this best execution standard.

(f)	MF shall act only in accordance with the instructions of persons authorised to act on behalf of MIFL from time to time in accordance with procedures agreed between MIFL and MF.

(g)	MIFL is not obliged to execute any FX requirements through MF, provided however that:

(i)	for the first 12 months from the Effective Date (the “Initial Period”), MF shall have a right of first refusal on all non-margined MIFL FX execution requirements (but not including FX requirements relating to the return to Man Group plc’s shareholders of the net IPO proceeds in respect of the IPO of MF or an affiliate of MF); and

(ii)	for the period of 24 months following the expiry of the Initial Period, MIFL shall ensure that MF continues to be included on MIFL’s preferred list of non-margining FX counterparties.

(2)	Service Term and Termination

(a)	Except as otherwise provided in the following paragraphs 2(b) and 2(c), neither party may terminate the Terms of Business upon notice which would take effect within 36 months of the effective date of this Addendum.

(b)	Notwithstanding paragraph 2(a) above, either party may terminate the Terms of Business in exercise of a right to terminate which arises under the Terms of Business, other than termination upon service of a period of notice without cause.

(c)	Notwithstanding paragraph 2(a) above, MIFL has the right to terminate immediately upon notice to MF should a counterparty in respect of an FX transaction under the Terms of Business (being MF or another party if otherwise agreed) ceases to have a rating of BBB or above at any time.

(3)	Service Price

As set out in the Terms of Business. MF shall not charge any separate additional fee for the FX Services provided pursuant to the terms of this Addendum.

(4)	MIFL Requirements

MIFL to pre-agree and arrange with MF the MIFL personnel who are authorised to enter into transactions on behalf of MIFL.

(5)	Amendments to provisions in MF’s terms of business

(a)	Clause 12.1.2(b) shall be treated as deleted and as having no effect in relation to dealings between the Parties.

(b)	The words “and to grant the security and trusts and powers as referred to” shall be deleted from clause 16.1.1(e).

(c)	Clause16.1.1(g) shall be deleted.

(d)	Clause 16.1.1(h) - addition of awareness test: precise wording to follow.

(e)	In Clause 17.1(b) the words “or us” at the end of the clause shall be deleted.

(f)	Clause 17.1(c) shall be deleted.

(g)	Clause 17.1(e) shall be amended to read as follows:

“Upon demand, you shall provide us with a copy of your audited annual financial statements…”.

(h)	In Clause 18.1(a), the reference to “one Business Day” shall be read as meaning “two Business Days”.

(i)	The words in Clause 18 (i) shall be deleted and replaced with “it is necessary to prevent a violation of any Applicable Regulation”.

(j)	Delete Clauses 18.1(j) and (k) in their entirety.

(k)	Add the following sentence to Clause 20.4.1:

“Notwithstanding the foregoing, we agree that we will send you the confirmations through the SWIFT system when we have installed and satisfactorily tested our new treasury management system.”

(l)	The second sentence of Clause 20.5.2 shall be amended to read as follows:

“Such notice must be signed by two authorised signatories acting together.”

(m)	Clause 21.5.1 shall be read as being mutual in nature. Each Party shall have equivalent set-off rights so far as relevant law or Applicable Regulation permits.